Exhibit 10(i)

AMENDMENT

THIS AMENDMENT, dated November 21, 2006, by and among Tricell, Inc. (the “Company”) James Reed, Neil Pursell, John Sumnall and Neil Proctor (collectively the “NJJ Shareholders”), amends the Stock Exchange Agreement, dated as of August 24, 2006 (the “Exchange Agreement”). All of the terms of the Exchange Agreement are incorporated herein by reference, except as otherwise stated herein. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Exchange Agreement.

WITNESSETH:

WHEREAS, pursuant to the Exchange Agreement, the Company acquired 100% of the outstanding shares of NJJ Holdings Limited, a United Kingdom Company (“NJJ”), in exchange for an equity interest in the Company;

WHEREAS, the Company and the NJJ Shareholders desire to amend the Exchange Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Section 3(e) of the Exchange Agreement is hereby amended and replaced in its entirety with the following:

(e) “Cancellation of Unpurchased Escrow Shares. If the Company shall not have purchased all of the Escrow Shares pursuant to Section 3(b) of this Agreement or made payments to the Escrow Agent pursuant to Section 3(d) of this Agreement, the Escrow Shares shall be returned to the Company for no additional consideration not later than five business days after the maximum amount due to the NJJ Shareholders for the purchase of their Escrow Shares shall have been determined..

3. Except as expressly set forth herein, the Exchange Agreement shall remain in full force and effect.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first aforesaid.

TRICELL, INC.

By:	/s/ Neil Pursell
Name: Neil Pursell, CFO
Title:

/s/ Neil Pursell
Neil Pursell

/s/ John Sumnall
John Sumnall

/s/ Neil Proctor
Neil Proctor

/s/ James Reed
James Reed